Filed Pursuant to Rule 424(b)(3)
Registration No. 333-220046

HINES GLOBAL INCOME TRUST, INC.
SUPPLEMENT NO. 2, DATED FEBRUARY 12, 2018
TO THE PROSPECTUS, DATED DECEMBER 6, 2017

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Hines Global Income Trust, Inc., dated December 6, 2017 (the “Prospectus”), as supplemented by Supplement No. 1, dated January 18, 2018. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

A.to update disclosure in the "Suitability Standards" section of the Prospectus;

B.to update disclosure in the "Risk Factors" section of the Prospectus;

C.to update disclosure in the "Conflicts of Interest" section of the Prospectus; and

D.to update Appendix A to the Prospectus.

A.	Update to Suitability Standards Section

The following suitability standard is hereby added immediately after the suitability standard required by the state of Tennessee on page ii of the Prospectus:
Vermont—In addition to the suitability standards described above, a Vermont investor’s investment in us shall not exceed 10% of the investor’s liquid net worth. An investment by a Vermont investor that is an accredited investor as defined in Regulation D under the Securities Act is not subject to the foregoing limitation.

B.	Update to Risk Factors Section

The risk factor titled “Our use of borrowings to partially fund acquisitions and improvements on properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow.” beginning on page 52 of the Prospectus is hereby deleted and replaced in its entirety with the following:
Our use of borrowings to partially fund acquisitions and improvements on properties could result in foreclosures and unexpected debt service expenses upon refinancing, both of which could have an adverse impact on our operations and cash flow.
We are relying and intend to continue to rely in part on borrowings under credit facilities and other external sources of financing to fund the costs of new investments, capital expenditures and other items. This also may include our use of short-term mortgage notes to fund our long-term investments in real properties, which could result in the maturity date of such notes being reached prior to a time when the properties securing the notes are generating sufficient cash flows to repay the debt. Accordingly, we are subject to the risks that our cash flow will not be sufficient to cover required debt service payments and that we will be unable to meet other covenants or requirements in the credit agreements.
If we cannot meet our required debt obligations, the property or properties securing such indebtedness could be foreclosed upon by, or otherwise transferred to, our lender, with a consequent loss of income and asset value to us. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but we may not receive any cash proceeds. Additionally, we may be required to refinance our debt subject to “lump sum” or “balloon” payment maturities on terms less favorable than the original loan or at a time we would otherwise prefer to not refinance such debt. A refinancing on such terms or at such times could increase our debt service payments, which would decrease the amount of cash we would have available for operations, new investments and distribution payments and may cause us to determine to sell one or more properties at a time when we would not otherwise do so.

C.	Update to Conflicts of Interest Section

1.	The second paragraph under the caption "Allocation of Investment Opportunities" beginning on page 137 of the Prospectus is hereby deleted and replaced in its entirety with the following:
Hines currently has thirteen other real estate investment vehicles that it sponsors, which are in the investment phase. Three of these vehicles, HT Brazil Fund III, Hines India Residential and Acer Partnership LP, have investment strategies which focus primarily on development projects or opportunistic investments in specific geographic regions around the world, and all of these vehicles have priority rights over us with respect to investment opportunities involving development in those specified regions. Although we may invest in development, value-add and opportunistic projects, we do not currently anticipate that a significant portion of the proceeds from this offering will be invested in those types of assets due to our desire for income-producing properties. Additionally, eight of Hines’ other investment vehicles, Russia Long Term Hold Fund, Hines Poland Sustainable Income Fund, Hines Pan-European Core Fund, Skyline Investment Partners, Luminance Investment Partners, HV Trophy Mandate, BVK High Street Mandate, and CNP Assurances Mandate, all have investment strategies which focus on core properties in specific geographic regions around the world (including the U.S.), and each of these vehicles has equal rights with us with respect to investment opportunities involving core office projects or core retail projects. From time to time, Hines may also enter into new separate account relationships with third parties that may seek real estate deals pertaining to any asset class and in any region on a non-discretionary basis. Additionally, Hines Global I has an investment strategy that is substantially the same as ours and has equal rights with us with respect to investment opportunities to the extent that it has available investment capacity.

2.	The last paragraph on page 138 of the Prospectus is hereby deleted and replaced in its entirety with the following:
The decision of how any potential investment should be allocated among investment vehicles for which such investment may be suitable may, in many cases, be a matter of subjective judgment which will be made by Hines’ investment allocation committee. This committee currently consists of the following individuals: Jeffrey C. Hines, C. Hastings Johnson, Christopher D. Hughes, Charles M. Baughn, Colin P. Shepherd, Joshua A. Scoville, Thomas D. Owens, and David Steinbach. Certain types of investment opportunities may not enter the allocation process because of special or unique circumstances related to the asset or the seller of the asset that in the judgment of the investment allocation committee do not fall within the priority rights or investment objectives of any particular investment vehicle, including us. In these cases, the investment may be made by an investment vehicle sponsored by Hines or its affiliates without us having an opportunity to make such investment.

D.	Update to Appendix A

Appendix A to the prospectus is hereby updated and replaced with the form of subscription agreement for Class T Shares, Class D Shares and Class I Shares and the form of subscription agreement for Class S Shares which are attached to this Supplement as Appendices A-1 and A-2, respectively. Appendices A-1 and A-2 replace Appendix A to the Prospectus in its entirety.

Appendix A-1

Hines Global Income Trust

SUBSCRIPTION AGREEMENT FOR SHARES OF HINES GLOBAL INCOME TRUST

1 YOUR INITIAL INVESTMENT Make all checks* payable to: Hines Global Income Trust, Inc.

** Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.*

Investment Amount $
(The minimum investment is $2,500)

☐ Initial Purchase
☐ Subsequent Purchase

SHARE CLASS SELECTION *Select class T, D or I below* ***(Required)***

☐ **Share Class T** (3945) (minimum investment $2,500)

☐ **Share Class D** (3947) (minimum investment $2,500; available for certain fee-based wrap accounts, financial advisor purchases, RIA purchases and other eligible investors as disclosed in the prospectus)
Designate Purchase Type: ☐ Fee-based Purchase ☐ Financial Advisor Purchase ☐ RIA Purchase

☐ **Share Class I** (3948) (minimum investment $1,000,000 (unless waived); available for certain fee-based wrap accounts and other eligible investors as disclosed in the prospectus)

2 OWNERSHIP TYPE *(Select only one)*

Non-Custodial Account Type

Brokerage Account Number ____________________

☐ Individual or Joint Tenant with Rights of Survivorship
☐ Transfer on Death *Optional designation. Not available for Louisiana residents. See Section 3D.*
☐ Tenants in Common
☐ Community Property
☐ Uniform Gift/Transfer to Minors
State of____________________
☐ PLAN *Certification of Investment Powers Form or Plan Documents Required*
☐ TRUST *Certification of Investment Powers Form or Trust Documents Required*
☐ Corporation / Partnership / Other
Corporate Resolution or Partnership Agreement Required

Third Party Custodial Account Type

Custodian Account Number ____________________

☐ IRA
☐ Roth IRA
☐ SEP IRA
☐ Simple IRA
☐ Other ____________________

Custodian Information *(To be completed by Custodian)*

Custodian Name____________________

Custodian Tax ID # ____________________

Custodian Phone # ____________________

3 INVESTOR INFORMATION

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*
*(Residential street address **MUST** be provided. See Section 4 if mailing address is different than residential street address.)*

First Name (MI) Last Name

Social Security Number Date of Birth (MM/DD/YYYY) Gender

Daytime Phone Number Email Address

Residential Street Address City State Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(Required)***
☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

____
Country of Citizenship

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

First Name (MI) Last Name

Social Security Number Date of Birth (MM/DD/YYYY) Gender

Daytime Phone Number Email Address

Residential Street Address City State Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(Required)***
☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

____
Country of Citizenship

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❸ INVESTOR INFORMATION *(continued)*

C. Entity Name - Retirement Plan/Trust/Corporation/Partnership/Other

*(Trustee(s) and/or authorized signatory(s) information **MUST** be provided in Sections 3A and 3B)*

Entity Name	Tax ID Number	Date of Trust	**Exemptions** *(See Form W-9 instructions at www.irs.gov)*
Entity Type *(Select one. **Required**)* ☐ Retirement Plan ☐ Trust ☐ S-Corp ☐ C-Corp ☐ LLC ☐ Partnership ☐ Other ______			Exempt payee code *(if any)* ______ Exemption from FATCA reporting code *(if any)* ______

D. Transfer on Death Beneficiary Information

(Individual or Joint Account with rights of survivorship only.) (Not available for Louisiana residents.) (Beneficiary Date of Birth required. Whole percentages only; must equal 100%.)

First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ______%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ______%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ______%
First Name	(MI)	Last Name	SSN:	Date of Birth (MM/DD/YYYY)	☐ Primary ☐ Secondary ______%

❹ MAILING ADDRESS *(If different than residential street address provided in Section 3A)*

Address	City	State	Zip Code

❺ DISTRIBUTIONS

A. If you are **NOT** an Alabama, Idaho, Kansas, Kentucky, Maine, Maryland, Nebraska, New Jersey, Ohio or Washington investor, you are automatically enrolled in our Distribution Reinvestment Plan. *If you do NOT wish to be enrolled in the Distribution Reinvestment Plan, please complete section 5(C).*

B. If you **ARE** an Alabama, Idaho, Kansas, Kentucky, Maine, Maryland, Nebraska, New Jersey, Ohio or Washington investor, you are NOT automatically enrolled in our Distribution Reinvestment Plan. If you wish to participate, please check the box below. *If you do NOT wish to be enrolled in the Distribution Reinvestment Plan, please complete section 5(C).*

☐ **Distribution Reinvestment Plan** *(See prospectus for details)*

C. If you do not wish to enroll in the Distribution Reinvestment Plan, please complete the information below. *(Select only one)*
(For Custodial held accounts, if you elect cash distributions the funds must be sent to the Custodian.)

1. ☐ **Cash/Check Mailed to the address set forth above** *(Available for Non-Custodial Investors only.)*
2. ☐ **Cash/Check Mailed to Third Party/Custodian**

Name/Entity Name/Financial Institution		Mailing Address	
City	State	Zip Code	Account Number *(Required)*

3. ☐ **Cash/Direct Deposit** Attach a pre-printed voided check. *(Non-Custodian Investors Only)*

I authorize Hines Global Income Trust, Inc. ("Hines Global Income Trust") or its agent to deposit my distribution into my checking or savings account. This authority will remain in force until I notify Hines Global Income Trust in writing to cancel it. In the event that Hines Global Income Trust deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name	Mailing Address	City	State
Your Bank's ABA Routing Number	Your Bank Account Number		

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

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6 BROKER-DEALER/FINANCIAL ADVISOR/RIA INFORMATION *(Required Information. All fields must be completed)*

The Financial Advisor must sign below to complete the order. The Financial Advisor hereby warrants that he/she is duly licensed and may lawfully sell Shares in the state designated as the investor's legal residence.

Broker-Dealer/RIA Firm		Financial Advisor Name/RIA Name	
Advisor Mailing Address			
City		State	Zip Code
Financial Advisor/CRD Number	Branch/IARD Number	Telephone Number	
E-mail Address		Fax Number	

Please note that unless previously agreed to in writing by Hines Global Income Trust, all sales of securities must be made through a Broker-Dealer, including when an RIA has introduced the sale. In all cases, Section 6 must be completed.

The undersigned confirm(s) which confirmation is made on behalf of the Broker-Dealer with respect to sales of securities made through a Broker-Dealer, that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor's prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered or made available a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned Financial Advisor further represents and certifies that, in connection with this subscription for Shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm's existing Anti-Money Laundering Program and Customer Identification Program.

The undersigned further confirms, which confirmation is made on behalf of the Broker-Dealer with respect to sales of shares made through the Broker-Dealer, that, to the extent the investor identified herein is a plan, plan fiduciary, plan participant, plan beneficiary, IRA or IRA owner subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA) or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"): (a) there is no financial interest, ownership interest, or other relationship, agreement, or understanding that would limit its ability to carry out its fiduciary responsibility to such investor beyond the control, direction, or influence of other persons involved in such investor's purchase of shares; (b) it is capable of evaluating investment risk independently, both in general and with regard to particular transactions and investment strategies; and (c) it is a fiduciary under ERISA or the Code, or both, with respect to such investor's purchase of shares, and it is responsible for exercising independent judgment in evaluating such investor's purchase of shares.

X			X		
	Financial Advisor Signature/RIA Signature	*Date*		*Branch Manager Signature (If required by Broker-Dealer)*	*Date*

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7 SUBSCRIBER SIGNATURES

Hines Global Income Trust is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, Hines Global Income Trust may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Please separately initial each of the representations below. Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make the representations on your behalf. In order to induce Hines Global Income Trust to accept this subscription, I hereby represent and warrant to you as follows:

PLEASE NOTE: ALL ITEMS MUST BE READ AND INITIALED

(a) A copy of the Final Prospectus was delivered to me at least five business days before the date of this agreement. *Initials* *Initials*

(b) I have (i) a minimum net worth (not including home, home furnishings and personal automobiles) of at least $250,000, or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000. *Initials* *Initials*

(c) In addition to the general suitability requirements described above in 7(b), I meet the higher suitability requirements, if any, imposed by my state of primary residence as set forth in the Prospectus under "SUITABILITY STANDARDS." *Initials* *Initials*

(d) If I am a **Kentucky** resident, then in addition to meeting the suitability standards described in the Prospectus, I shall not invest more than 10% of my liquid net worth in Hines Global Income Trust's shares or in shares of its affiliates' non-publicly traded real estate investment trusts. *Initials* *Initials*

(e) If I am a **Vermont** resident, and I am not an accredited investor(s) as defined in the Federal securities laws, then in addition to meeting the suitability standards described in the Prospectus, my investment in Hines Global Income Trust's shares shall not exceed 10% of my liquid net worth. For these purposes, "liquid net worth" is defined as an investor's total assets (not including home, home furnishings, or automobiles) minus total liabilities. *Initials* *Initials*

(f) I acknowledge that there is no public market for the Shares and, thus, my investment in Shares is not liquid. *Initials* *Initials*

(g) I am purchasing the shares for my own account or, if I am purchasing shares on behalf of an entity named in Section 3.C of this Subscription Agreement, I have due authority to execute this Subscription Agreement on behalf of such entity and hereby legally bind such entity. *Initials* *Initials*

(h) I understand that the transaction price per share at which my investment will be executed will be made available at www.hinessecurities.com/hgit and in a prospectus supplement or post-effective amendment filed with the Securities and Exchange Commission ("SEC"), available at www.sec.gov. I understand that once Hines Global Income Trust commences monthly valuations, which will be as of a date no later than January 31, 2018, the transaction price per share will be made available generally within 15 calendar days after the last calendar day of the prior month, and such transaction price will generally be equal to the prior month's net asset value ("NAV") per share of the class of shares being purchased, plus applicable upfront selling commissions and dealer manager fees. I understand that my subscription request will not be accepted before the later of (i) two business days before the first calendar day of each month and (ii) three business days after the transaction price is made publicly available. I understand that I am not committed to purchase shares at the time my subscription request is submitted and I may cancel my subscription at any time before the time it has been accepted as described in the previous sentence. I understand that I may withdraw my subscription request by notifying the transfer agent, my financial advisor, or directly through a toll-free telephone line, (888) 220-6121. *Initials* *Initials*

I declare that the information supplied above is true and correct and may be relied upon by the Company. I acknowledge that the Broker-Dealer/Financial Advisor (Broker-Dealer/Financial Advisor of record) indicated in Section 6 of this Subscription Agreement and its designated clearing agent, if any, will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the Broker-Dealer/Financial Advisor of record at any time by contacting Hines Investor Relations at the number indicated below.

TAXPAYER IDENTIFICATION/SOCIAL SECURITY NUMBER CONFIRMATION (required): The investor signing below, under penalties of perjury, certifies: (i) that the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me); (ii) that I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; (iii) I am a U.S. person (including a resident alien); and (iv) The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.
NOTE: You must cross out (ii) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

X *Signature of Investor* *Date* X *Signature of Co-Investor or Custodian (if applicable)* *Date*

(MUST BE SIGNED BY CUSTODIAN OR TRUSTEE IF PLAN IS ADMINISTERED BY A THIRD PARTY)

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❽ MISCELLANEOUS

If investors participating in the Distribution Reinvestment Plan or making subsequent purchases of Shares of Hines Global Income Trust experience a material adverse change in their financial condition or can no longer make the representations or warranties set forth in Section 7 above, they are asked to promptly notify Hines Global Income Trust and the Broker-Dealer in writing.

No sale of Shares may be completed until at least five business days after you receive the final Prospectus. You will receive a written confirmation of your purchase.

All items on the Subscription Agreement must be completed in order for your subscription to be processed. Subscribers are encouraged to read the Prospectus in its entirety for a complete explanation of an investment in the Shares of Hines Global Income Trust.

Please be aware that Hines Global Income Trust, Inc. ("Hines Global Income Trust"), Hines Global REIT II Advisors LP (the "Advisor"), Hines Interests Limited Partnership (the "Sponsor"), Hines Securities, Inc. (the "Dealer Manager") and their respective officers, directors, employees and affiliates are not undertaking to provide impartial investment advice or to give advice in a fiduciary capacity in connection with Hines Global Income Trust's public offering or the purchase of Hines Global Income Trust's common stock and that the Advisor and the Dealer Manager have financial interests associated with the purchase of Hines Global Income Trust's common stock, as described in the Hines Global Income Trust's prospectus, including fees, expense reimbursements and other payments they anticipate receiving from Hines Global Income Trust in connection with the purchase of the common stock.

❾ DELIVERY INSTRUCTIONS

A. BEFORE YOU MAIL

1) **Have you completed all required information?**
The Social Security Number, Date of Birth and Residential Street Address must be provided for ALL signers.

2) **Are you using a Third Party Custodian?**
Paperwork must be submitted through the Custodian. Contact your Custodian for mailing instructions and any additional paperwork that might be required.

3) **Are you opening a Trust or Entity type account?**
Enclose additional required documentation as indicated in Section 2.

4) **Are you requesting ACH Direct Deposit?**
A pre-printed voided check is required.

B. MAILING ADDRESS:

Regular Mail:
Hines Global Income Trust
P.O. Box 219010
Kansas City, MO 64121-9010

Overnight Mail:
Hines Global Income Trust
430 W. 7th St.
Kansas City, MO 64105

C. WIRING INSTRUCTIONS:

United Missouri Bank
Account Name: Hines Universal Account
ABA Routing Number: 101000695
Account Number: 9871737284
Ref: [Investor Name]

For assistance completing this form, contact Hines Investor Relations at 888.220.6121

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Appendix A-2

Hines Global Income Trust

SUBSCRIPTION AGREEMENT FOR SHARES OF HINES GLOBAL INCOME TRUST

(Class S Shares)

❶ YOUR INITIAL INVESTMENT Make all checks* payable to: Hines Global Income Trust, Inc.

** Cash, cashier's checks/official bank checks, temporary checks, foreign checks, money orders, third party checks, or travelers checks are not accepted.*

Investment Amount $
(The minimum investment is $2,500)

☐ Initial Purchase
☐ Subsequent Purchase

❷ OWNERSHIP TYPE *(Select only one)*

Non-Custodial Account Type

Brokerage Account Number ______________

☐ Individual or Joint Tenant with Rights of Survivorship
  ☐ Transfer on Death *Optional designation. Not available for Louisiana residents. See Section 3D.*

☐ Tenants in Common

☐ Community Property

☐ Uniform Gift/Transfer to Minors
  State of______________

☐ Plan *Certification of Investment Powers Form or Plan Documents Required*

☐ Trust *Certification of Investment Powers Form or Trust Documents Required*

☐ Corporation / Partnership / Other
Corporate Resolution or Partnership Agreement Required

Third Party Custodial Account Type

Custodian Account Number ______________

☐ IRA

☐ Roth IRA

☐ SEP IRA

☐ Simple IRA

☐ Other ______________

Custodian Information *(To be completed by Custodian)*

Custodian Name______________

Custodian Tax ID # ______________

Custodian Phone # ______________

❸ INVESTOR INFORMATION

A. Investor Name *(Investor/Trustee/Executor/Authorized Signatory Information)*
*(Residential street address **MUST** be provided. See Section 4 if mailing address is different than residential street address.)*

First Name	(MI)	Last Name	
Social Security Number	Date of Birth (MM/DD/YYYY)	Gender	
Daytime Phone Number		Email Address	
Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(Required)***
☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

____
Country of Citizenship

B. Co-Investor Name *(Co-Investor/Co-Trustee/Co-Authorized Signatory Information, if applicable)*

First Name	(MI)	Last Name	
Social Security Number	Date of Birth (MM/DD/YYYY)	Gender	
Daytime Phone Number		Email Address	
Residential Street Address	City	State	Zip Code

If Non-U.S. Citizen, Specify Country of Citizenship and Select One below ***(Required)***
☐ Resident Alien ☐ Non-Resident Alien *(Attach a completed Form W8-BEN)*

____
Country of Citizenship

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